UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 25, 2006

COCA-COLA ENTERPRISES INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	01-09300 (Commission File No.)	58-0503352 (IRS Employer Identification No.)

2500 Windy Ridge Parkway, Atlanta, Georgia 30339
(Address of principal executive offices, including zip code)

(770) 989-3000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Precommencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Precommencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Exhibit Index Page 4

Item 1.01 .  Entry into a Material Definitive Agreement.

On April 25, 2006, Coca-Cola Enterprises Inc. and John F. Brock reached agreement regarding the terms of employment and compensation arrangements for Mr. Brock's service as president and chief executive officer of the company.  The material terms of the compensation arrangements provide for an annual  base salary of $1,100,000, and Mr. Brock will participate in the 2006 Executive Management Incentive Plan with a target bonus of 125% of his salary, although the actual bonus will be based on the company’s financial performance in 2006. Mr. Brock has been awarded an initial grant of 900,000 stock options, which will become exercisable only upon the satisfaction of both a graduated, three-year service condition, as well as performance conditions. Specifically, one-half of the options will become exercisable only if the trading price of the company’s stock increases by 25% and the other one-half of the options will become exercisable only if the trading price of the company’s stock increases by 50%. Mr. Brock will be eligible for an annual equity grant in 2006 with an approximate value of $6,000,000. Mr. Brock will be immediately eligible to participate in the Executive Pension Plan and will accrue two additional months of service for each month in the first five years of his employment. He will be vested in his accrued benefit upon the fifth anniversary of his employment or as provided under the severance provisions of his agreement. If Mr. Brock’s employment is involuntarily terminated without cause or he voluntarily terminates for good reason, he will receive severance benefits equal to two years of his salary and two target bonuses, and will be vested in the benefits accrued under the Executive Pension Plan as of his termination date. Additionally, the service conditions to vesting will be waived for his initial option grant and portions of his 2006 and 2007 equity grants, but all performance conditions must still be met within certain periods of time following his termination for any of these initial options or other equity grants to fully vest.  A copy of the letter from the company to Mr. Brock is attached as Exhibit 10 to this report.

 Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On April 25, 2006, the board of directors of the company elected John F. Brock as the company's president and chief executive officer, for a term expiring at the board meeting to be held in conjunction with the 2007 annual meeting of shareowners, and to the company's board of directors, for a term expiring at the 2008 annual meeting of shareowners.

From February 2003 until December 2005, Mr. Brock was the chief executive officer of InBev S.A., a global brewer, headquartered in Leuven, Belgium, and from March 1999 until December 2002, he was chief operating officer of Cadbury Schweppes plc, an international beverage and confectionery company based in London, England. Mr. Brock, age 57, is also a director of Campbell Soup Company, a global manufacturer and marketer of high-quality, branded convenience food products.

Item 5.03.   Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On April 25, 2006, the board of directors of the company amended Article V, Section 1 of the bylaws to provide that the chief executive officer would be subject to the overall direction and supervision of, and consult and advise with, the board of directors.  Prior to the amendment, the bylaws provided that the chief executive officer reported to the chairman of the board of directors.  The bylaws as amended through April 25, 2006 are attached as Exhibit 3(ii) to this report.

Item 9.01.  Financial Statements and Exhibits.

3(ii)	Bylaws of Coca-Cola Enterprises Inc. as amended through April 25, 2006.
10	Letter dated April 25, 2006 from Coca-Cola Enterprises Inc. to John F. Brock.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COCA-COLA ENTERPRISES INC. (Registrant)

Date: April 28, 2006	By: /S/ JOHN J. CULHANE John J. Culhane Executive Vice President and General Counsel

EXHIBIT INDEX

Exhibit Number	Description
3(ii)	Bylaws of Coca-Cola Enterprises Inc., as amended through April 25, 2006.
10	Letter dated April 25, 2006 from Coca-Cola Enterprises Inc. to John F. Brock.